Exhibit 10.23

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH

THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR

CONFIDENTIAL TREATMENT.  SUCH PORTIONS ARE DESIGNATED [REDACTED].

FIRST AMENDMENT TO AGREEMENT

THIS FIRST AMENDMENT TO AGREEMENT (“Amendment”) is entered into as of December 12, 2002, by and between Hawaiian Airlines, Inc., a corporation organized under the laws of the State of Hawaii (the “Carrier”) and U.S. Bank National Association (“Bank”).

RECITALS

A.                                   Carrier and Bank are parties to a certain Agreement with an effective date of December 31, 1999 (as the same may be further amended, extended, supplemented or restated from time to time, the “Agreement”) pursuant to which Carrier and Bank agreed to the terms and conditions whereby Bank processes payments of [REDACTED], and

B.                                     Carrier and Bank have agreed to amend the Agreement as set forth herein, but only under the terms and conditions set forth herein.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Carrier and Bank as follows:

1.                                       Definitions. All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meanings ascribed to them in the Agreement. All references contained in the Agreement and the Schedules thereto to “Agreement” shall mean the Agreement as amended hereby, and all references to “Schedule 2” shall mean Schedule 2 to the Agreement as further amended hereby.

2.                                       Amendments to Agreement. Section 23 of the Agreement is hereby amended and restated in its entirety as follows:

Unless earlier terminated pursuant to Section 15 of this Agreement, this Agreement shall continue in effect until December 31, 2003; provided, however, that at any time during the term hereof of either party may terminate this Agreement with or without cause upon ninety (90) days written notice to the other party.

3.                                       Amendments to Schedule 2. Schedule 2 of the Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.

4.                                       Representations and Warranties. Carrier hereby represents and warrants to Bank that on and as of the date hereof and after giving effect to this Amendment:

(a.)                               All of Carrier’s representations and warranties contained in the Agreement  are true, correct and complete in all respects as of the date hereof as though made on and as of such date; provided, that references in Section 9.5 to financial statements shall be to the most recent financial statements of such type delivered to Bank by Carrier.

(b.)                              Carrier has the power and legal right and authority to enter into this Amendment and has duly authorized as appropriate the execution and delivery of this Amendment and none of the agreements contained herein contravene or constitute, or upon performance would constitute, a default under any agreement, instrument or indenture to which Carrier is a party or a signatory or a provision of Carrier’s Articles or Certificate of Incorporation, bylaws or, to the best of Carrier’s knowledge, any other agreement or requirement of law, or result in the imposition of any lien on any of its property under any agreement binding on or applicable to Carrier or any of its property except, if any, in favor of Bank.

(c.)                               Carrier is duly organized and in good standing under the laws of the state of its organization and is qualified to do business in each state where the nature of its activities or the character of its properties makes such qualification necessary or desirable and the failure to so qualify would have a material adverse effect on the assets or operations of such Carrier.

(d.)                              Upon the effective date of this Amendment, this Amendment and the Agreement, as modified hereby, will constitute the legal, valid and binding obligations of Carrier enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and other laws affecting the rights of creditors generally, and to the exercise of judicial discretion in accordance with general principles of equity.

5.                                       Ratification of Agreement; Acknowledgment.  Except as expressly modified under this Amendment, all of the terms, conditions, provisions, agreements, requirements, promises, obligations, duties, covenants and representations of Carrier and Bank, respectively, under the Agreement and all related agreements are hereby ratified by Carrier and Bank, respectively.

6.                                       Effective Date.  This Amendment shall become effective upon execution and delivery of duly executed counterparts hereof by Bank and Carrier.

7.                                       Reimbursement of Expenses.  Promptly upon execution of this Agreement, Carrier shall reimburse Bank for all reasonable out-of-pocket expenses (including attorneys' fees and legal expenses of Dorsey & Whitney LLP, counsel for Bank) incurred in connection with this Amendment and all related agreements.

8.                                       Merger and Integration, Superseding Effect.  This Amendment, from and after the date hereof, embodies the entire agreement and understanding between the parties hereto, and supersedes and has merged into it all prior oral and written agreements, on the same subjects by and between the parties hereto with the effect that this Amendment, shall control with respect to the specific subjects hereof and thereof.

9.                                       Governing Law.  This Amendment shall be governed by and construed in accordance with the laws of the State of Minnesota.

10.                                 Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which counterparts of this Agreement when taken together, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

U.S. BANK NATIONAL ASSOCIATION

		By	/s/
Its Authorized Representative

Accepted and Agreed as of December 19th, 2002

HAWAIIAN AIRLINES, INC.

By	/s/ Christine R. Deister
Its Exec. V.P., CRO & Treasurer

By	/s/ Lyn Flanigan Anzai
Its Vice President, General Counsel and Corporate Secretary

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EXHIBIT A TO
FIRST AMENDMENT TO AGREEMENT

AMENDED AND RESTATED SCHEDULE 2
EXPOSURE PROTECTION

SCHEDULE 2

1.                                      Certain Definitions.

All terms not otherwise defined herein that are capitalized and used herein shall have the meanings given to them in the Agreement. Except as may be expressly provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP. To the extent any change in GAAP affects any computation or determination required to be made pursuant to this Agreement, such computation or determination shall be made as if such change in GAAP had not occurred unless the Bank agrees in writing on an adjustment to such computation or determination to account for such change in GAAP. As used in this Schedule 2, the following terms shall have the meanings indicated:

“ASM” shall mean available seat miles

“Capitalized Leases” shall mean a lease (or other agreement conveying the right to use) real or personal property with respect to which at least a portion of the rent or other amounts thereon constitute Capitalized Lease Obligations.

“Capitalized Lease Obligations” shall mean the obligations of Carrier to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real or personal property which obligations are required to be classified and accounted for as a capital lease on the balance sheet of Carrier under GAAP.

“Cash Reserves” shall mean [REDACTED]

“Cure of First Stage Triggering Event” shall mean Carrier’s cure (which in the case of all financial covenants shall mean compliance therewith at a level that equals or exceeds that necessary to avoid the occurrence of a First Stage Triggering Event for two consecutive months following the latest date of any outstanding First Stage Triggering Event) of all outstanding First Stage Triggering Events and the non-occurrence of any new Triggering Event.

“Cure of Second Stage Triggering Event” shall mean Carrier’s cure of all outstanding Second Stage Triggering Events and the non-occurrence of any new Second Stage Triggering Event, which in the case of (i) each of the Cash Reserve Triggering Event, the Minimum Days of Cash Triggering Event, and the financial information delivery Triggering Event, described respectively in Section (g)(i), (g)(ii) and (i) of the definition of Second Stage Triggering Event, shall mean performance at a level that equals or exceeds that necessary to avoid occurrence of a Second Stage Triggering Event of the types described therein for two consecutive month periods following the latest date of any outstanding Second Stage Triggering Event related to such Triggering Events, (ii) the load factor Triggering Event, described in Section (g)(iii) of the definition of Second Stage Triggering Event, shall mean performance at a level that equals or exceeds that necessary to avoid occurrence of a Second Stage Trigger Event of such type for eight consecutive weeks following the latest date of any outstanding Second Stage Triggering Event related to such load factor Triggering Event, (iii) EBIT Triggering Event, described in Section (g)(v) of the definition of Second Stage Triggering Event, shall mean performance at a level that equals or exceeds that necessary to avoid the occurrence of a Second Stage Triggering Event of such type for one quarter following the latest date of any outstanding Second Stage Triggering Event related to such EBIT Triggering Event.

“First Stage Triggering Event” shall mean Carrier’s failure to maintain any one or more of the following:

(a)                                  as of the last day of each calendar month, Cash Reserves in an aggregate amount of not less than [REDACTED];

(b)                                 as of the last day of each calendar month, a Minimum Days of Cash in excess of [REDACTED]

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of any date of determination.

“Indebtedness” shall mean with respect to any Person at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person which in accordance with GAAP should be classified upon the balance sheet of such Person as liabilities, but in any event including: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid or accrued, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services excluding accounts payable arising in the ordinary course of business, (f) all obligations of others secured by any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Capitalized Lease Obligations of such Person, (h) all obligations of such Person in respect of interest rate protection agreements, (i) all obligations of such Person, actual or contingent, as an account party in respect of letters of credit or bankers’ acceptances and (j) all obligations of any partnership or joint venture as to which such Person is or may become personally liable. Indebtedness shall not include current accruals incurred in the ordinary course of business so long as the same are not of the type encompassed by clauses (a)-(j) above.

“Interest Expense” shall mean for any period of determination, the aggregate amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of Carrier including (a) all but the principal component of payments in respect of conditional sale contracts, Capitalized Leases and other title retention agreements, (b) commissions, discounts and other fees and charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs (excluding fees paid in full for and at the time of purchase of an interest rate cap) under interest rate protection agreements, in each case determined in accordance with GAAP.

“Lien” shall mean any security interest, mortgage, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device (including the interest of each lessor under any Capitalized Lease), in, of or on any assets or properties of Carrier, now owned or hereafter acquired, whether arising by agreement or operation of law.

“Material Adverse Occurrence” shall mean any occurrence of whatsoever nature (including, without limitation, any adverse determination in any litigation, arbitration or governmental investigation or proceeding), which, in the reasonable determination of Bank, does, or is likely to, materially adversely affect the then present or prospective financial condition of Carrier or does, or is likely to, materially impair the ability of Carrier to perform its obligations under this Agreement.

“Minimum Days of Cash” shall mean as of any date of determination, the number of days of cash calculated by dividing the amount of Cash Reserves as of the end of each month by the amount that is the result of dividing (i) the sum of monthly operating expenses and interest expenses, minus depreciation and amortization, and minus non-cash special charges or non-cash extraordinary items for such month by (ii) thirty-one (31) days.

“Person” shall mean any individual, partnership, corporation, or other entity.

“RPM” shall mean revenue passenger mile. RPMs equal the total number of passengers enplaned multiplied by the average distance flown, for any given period.

“Second Stage Triggering Event” shall mean any of the following:

(a)                                  the commencement of any bankruptcy, insolvency, moratorium, liquidation, reorganization, dissolution, arrangement or other similar proceeding by or against Carrier, any application for, consent by Carrier to, or acquiescence by Carrier in, the appointment of any trustee, receiver, or other custodian for Carrier or a substantial part of its property, any appointment of a trustee, receiver or other custodian for Carrier or a substantial part of its property, or any assignment by Carrier for the benefit of creditors;

(b)                                 a Material Adverse Occurrence;

(c)                                  the merger or consolidation of Carrier, or entry by Carrier into any analogous reorganization or transaction, with any other corporation, company or other entity;

(d)                                 the sale, transfer, lease or other conveyance of all or any substantial part of Carrier’s assets;

(e)                                  any change in the ownership or control of Carrier which Bank deems to constitute a Material Adverse Occurrence;

(f)                                    the maturity of any Indebtedness in the aggregate principal amount of [REDACTED] or more of Carrier shall be accelerated, or Carrier shall fail to pay any such Indebtedness when due (after the lapse of any applicable grace period) or, in the case of such Indebtedness payable on demand, when demanded (after the lapse of any applicable grace period), or any event shall occur or condition shall exist and shall continue for more than the period of grace, if any, applicable thereto and shall have the effect of causing, or permitting the holder of any such Indebtedness or any trustee or other Person acting on behalf of such holder to cause, such Indebtedness to become due prior to its stated maturity or to realize upon any collateral given as security therefor;

(g)                                 Carrier’s failure to maintain any one or more of the following:

(i)                                     as of the last day of each calendar month, Cash Reserves in an aggregate amount of not less than [REDACTED]

(ii)                                  as of the last day of each calendar month, a Minimum Days of Cash in excess of 19 days;

(iii)                               an amount of ASMs for a calendar month that is equal to at least [REDACTED] of the ASMs for the immediately preceding calendar month;

(iv)                              the average weekly load factor for any consecutive fourteen (14) days is less than [REDACTED]

(v)                                 the failure to have earnings, before interest and taxes, in the amounts and for the time periods listed below;

4th Q 2002	1st Q 2003	2nd Q 2003	3rd Q 2003
[REDACTED]

(h)                                 if negotiations between Carrier and any labor organization representing any of Carrier’s employees concerning changes in rates of pay, rules or other working conditions as defined in 45 U.S.C. Section 155 should result in either (a) an invocation by any party of the services of the National Mediation Board or (b) a proffer of services by the National Mediation Board itself; provided, that in the case of the negotiations concerning changes in rates of pay, rules or other working conditions as defined in 45 U.S.C. §155 between Carrier and the labor organization representing Carrier’s employees that were in existence at or about the time of the entry into the First Amendment to Agreement, a Triggering Event shall occur only if such negotiations should result in either (x) a termination of negotiation meetings between the parties without an invocation by any party of the services of the National Mediation Board or a proffer of services by the National Mediation Board itself, or (y) the commencement of a “cooling  off’ period prior to the utilization of self help by the parties;

(1)                                  Carrier’s failure to deliver required financial information within five Business Days after notice is provided by Bank of Carrier’s failure to deliver when due any financial, operational or other reports and certificates required to be delivered pursuant to Section 25 of the Agreement and any provision of this Schedule 2;

(j)                                     if the Agreement is not renewed at least [REDACTED] days prior to  its scheduled date of expiration, Carrier gives written notice of its intent to terminate the Agreement or Bank gives to Carrier notice of the termination of the Agreement;

“Triggering Event” shall mean a First Stage Triggering Event or a Second Stage Triggering Event.

2.                                      Compliance Certificate

As soon as practicable and in any event within [REDACTED] Business Days after the end of each fiscal month, Carrier shall furnish to Bank, together with such supporting financial information as Bank may require, a compliance certificate for the applicable month in the form attached hereto as Attachment 1 (such certificate and supporting financial information being the “Monthly Compliance Certificate”) signed by the chief financial officer of Carrier and demonstrating in reasonable detail the Cash Reserves, total and unrestricted cash balances, and the monthly ASMs and RPMs.

As soon as practicable, and in any event no later than the Thursday of each week (or if such a date is not a Business Day, the next Business Day), Carrier shall furnish to Bank, together with such supporting financial information as Bank may require, a compliance certificate in the form attached hereto as Attachment 2 (such certificate and supporting financial information being the “Weekly Compliance Certificate”) signed by the chief financial officer of Carrier and demonstrating in reasonable detail (i) the Cash Reserves and the total and unrestricted cash balances each as of Saturday of the preceding week, (ii) the ASMs for the preceding calendar week, and (iii) the RPMs for the preceding calendar week.

3.                                      Exposure Protection

Subject to Section 4 of this Schedule 2, Bank may retain and hold all funds paid to it by a Card Association on account of Sales Slips submitted by Carrier to Bank as Reserved Funds until the Deposit equals the amount required hereunder, as determined in accordance with Sections 4 and 8 of this Schedule 2. Throughout the term of this Agreement, the Deposit amount shall be subject to adjustment as provided in Section 4 of this Schedule 2. Bank will hold the Deposit as security for the due and punctual payment of and performance by Carrier of all its obligations under this Agreement, whether now existing or hereafter arising (the “Obligations”). Carrier hereby grants to Bank a continuing first security interest in its interest (if any) in the Deposit and in all amounts added to the Deposit at any time and in all monies, securities, instruments purchased therewith, all interest, profits and/or dividends accruing thereon and proceeds thereof; to secure payment of all Obligations of Carrier to Bank, whether now existing or hereinafter arising. Carrier hereby acknowledges that notwithstanding the foregoing grant of a security interest, Reserved Funds represent only a future right to payment owed to Carrier hereunder, payment of which is subject to the terms and conditions of this Agreement, and do not constitute funds of Carrier.

Carrier further acknowledges that Bank disputes the existence of any interest of Carrier in rights to payment from Cardholders or Card issuers arising out of the Sales Slips described below and further acknowledges that to the extent that Carrier may have an interest therein, such right is subordinate to the interest of Bank. To the extent of Carrier’s interest therein, if any, Carrier hereby grants to Bank a first priority security interest in all Sales Slips initiated in the United States bearing a Transaction Date on or prior to the date of termination of this Agreement and all rights to payment (including, without limitation, actual collections held by Bank on account of Sales Slips), from Cardholders or Card issuers for United States initiated Travel Costs incurred on a Transaction Date on or prior to the date of termination of this Agreement and paid for by Cards, in the amount of and as a result of such Sales Slips, in accordance with this Agreement, and in any or all proceeds thereof; whether now existing or hereafter created or arising, to secure payment of the Obligations of Carrier to Bank, whether now in existence or hereafter arising. Such security interest is in addition to Bank’s security interest in the Deposit. Carrier further agrees that during the term of this Agreement, Carrier shall not grant, or attempt to grant, to any other party or suffer to exist in favor of any other party any interest in the Deposit, in any Sales Slips and rights to payment from Cardholders or Card issuers or in any proceeds thereof.

Carrier will do all acts and things, and will execute, endorse, deliver, file or record all instruments and agreements (including pledges, assignments, security agreements, financing statements, continuation statements, etc.) reasonably requested by Bank, in form reasonably satisfactory to Bank, to establish, perfect, maintain and continue the perfection and priority of the security interest of Bank in Carrier’s interest (if any) in the Deposit, all Sales Slips and rights to payment from Cardholders or Card issuers and all proceeds of the foregoing, and Carrier will pay the reasonable costs and expenses of all filings and recordings, including taxes thereon and all searches reasonably necessary or deemed necessary by Bank, to establish and determine the validity and priority of such security interest of Bank. Carrier’s address as stated in the preamble to the Agreement is Carrier’s chief executive office. Carrier hereby irrevocably appoints Bank (and all Persons, officers, employees or agents designated by Bank), its agent and attorney-in-fact to do all such acts and things contemplated by this paragraph in the name of Carrier.  Without limiting the foregoing, Carrier hereby authorizes Bank to file one or more financing statements or continuation statements in respect hereof; and amendments thereto, relating to any part of the collateral described herein without the signature of Carrier.  A carbon, photographic or other reproduction of this Agreement or of a financing statement shall be sufficient as a financing statement and may be filed in lieu of the original in any or all jurisdictions which accept such reproductions.

4.                                      Adjustments to Deposit

Bank will use the Methodology described in Section 8 of this Schedule 2 (the “Methodology”) to calculate Gross Exposure (as defined in Section 8 of this Schedule 2) on a daily, weekly, bi-weekly, or monthly basis, as the Bank elects in its sole discretion. Carrier acknowledges that Bank has explained to it and it understands Bank’s Methodology for determining Gross Exposure and the amount of the Deposit and hereby agrees to be bound by such Methodology and the determinations made by Bank as a result thereof. Carrier understands that Gross Exposure includes, among other things, the value of Travel Costs for goods or services sold to Cardholders who used their Cards to purchase such goods or services with respect to which Carrier has not yet provided such goods or services. Bank and Carrier may change the Methodology by mutual agreement.

Prior to the occurrence of any Triggering Event, the amount of the Deposit shall not be greater than [REDACTED] of Gross Exposure. From and after the occurrence of a Triggering Event, the amount of the Deposit shall be increased or decreased, as appropriate, based on the Methodology, to be in the following amount for the specified periods of time (such amount for the applicable date, the “Required Amount”)

(a)                                  During any period in which (i) a First Stage Triggering Event has occurred and is continuing and (ii) no Second Stage Triggering Event has occurred and is continuing, the Deposit shall at all times be equal to the amount that is [REDACTED] of Gross Exposure.

(b)                                 During any period in which a Second Stage Triggering Event has occurred and is continuing, the Deposit shall at all times be equal to the amount that is [REDACTED] of Gross Exposure.

(c)                                  Following any period in which Carrier has effected a Cure of Second Stage Triggering Event and so long as no other Triggering Event has occurred, the Deposit shall be reduced to an amount equal to the amount that is [REDACTED] of Gross Exposure.

(d)                                 Following any period in which Carrier has effected a Cure of First Stage Triggering Event and so long as no other Triggering Event has occurred, the Deposit shall be reduced to an amount not greater than [REDACTED] of Gross Exposure.

Upon the occurrence of a Triggering Event, Carrier immediately, upon Bank’s written demand therefor, shall remit to Bank by wire transfer an amount sufficient to increase the amount of the Deposit to the Required Amount. Without limiting the foregoing, any increases to the Deposit required to be made under this Agreement may be made, at Bank’s sole discretion, by Bank immediately withholding on a daily basis as Reserved Funds an amount up to [REDACTED] of amounts otherwise payable to Carrier under the Agreement until the Deposit is at least equal to the Required Amount

Upon Carrier’s Cure of First Stage Triggering Event, and no later than the fifth (5th) Business Day after Bank’s receipt of the Monthly Compliance Certificate that demonstrates such cure, Bank will remit to the Carrier an amount that will reduce the amount of the Deposit to an amount not greater than [REDACTED] of Gross Exposure. Upon Carrier’s Cure of Second Stage Triggering Event that does not qualify as a Cure of First Stage Triggering Event, and no later than the [REDACTED] Business Day after Bank’s receipt of the applicable Weekly and Monthly Compliance Certificates that demonstrate such cure, Bank will remit to the Carrier an amount that will reduce the amount of the Deposit to an amount equal to [REDACTED of Gross Exposure.

Other than as provided in the immediately preceding paragraph, Bank shall remit to the Carrier by the second (2nd) Business Day after any determination is made by Bank that Carrier is entitled to a payment hereunder, any amount necessary to reduce the Deposit to the Required Amount. Bank may reduce the amount due Carrier under this Section 4 by the amount of any increase required to be made to the Deposit resulting from Bank’s Methodology applied prior to the date the funds are to be remitted to the Carrier hereunder.

The amount of the Deposit to be maintained hereunder may be reduced in accordance with Section 10 of this Schedule 2 pursuant to which Bank, in its sole discretion, may accept an irrevocable standby letter of credit in lieu of all or a portion of the required Deposit.

5.                                      Control and Nature of Deposit

Carrier acknowledges that any funds remitted to Bank by Carrier and funds paid to Bank by Card Associations and held by Bank as the Deposit may be commingled with other funds of Bank and further acknowledges that all such funds, and any investment of funds shall be in the name and control of Bank, and Carrier shall have no interest in any securities, instruments or other contracts or any interest, dividends or other earnings accruing thereon or in connection therewith. It is the understanding of the parties that the sole obligation of Bank with respect to the Deposit shall be the obligation to pay to Carrier amounts equal to the amount attributable to Travel Costs with respect to which Carrier has provided goods or services and that such obligation on the part of Bank is at all times subject to the terms of this Agreement.  To the extent permitted by applicable law or regulation, all amounts held as the Deposit will be invested in the name of Bank so as to result in a yield equal to the monthly average of the H-15 index for overnight federal funds transactions, or any other equivalent investment approved by the Bank. The amount so earned shall be credited to the Deposit.

6.                                      Right of Offset

At any time that an amount is due Bank from Carrier and Bank does not obtain payment of such amount due as provided in this Agreement, Bank shall have the right to apply or set off any amounts otherwise owed by Bank to Carrier hereunder, including, without limitation, any amounts attributable to the Deposit, to the amount owed by Carrier.

7.                                      Retention of Deposit

During the period not to exceed [REDACTED] months from the earlier of termination of this Agreement or, if applicable, from the date upon which Carrier permanently ceases flight operations, Bank shall have no obligation to reduce the Deposit amount to an amount that is less than Gross Exposure and may retain the Deposit in an amount equal to Gross Exposure until such time as the Bank determines that Carrier has no further Obligations or potential Obligations to Bank under this Agreement. In the event that any cessation of flight operations by Carrier is temporary, Bank, at its option, may establish and maintain separate flight calendars in the determination of Gross Exposure. A flight calendar may be established to determine Gross Exposure arising from Travel Costs purchased or paid by a customer of Carrier through use of a Card with a Transaction Date for such purchase or payment that is prior to the commencement of the temporary cessation (“Pre-Cessation Travel Costs”). An additional flight calendar may be established to determine Gross Exposure arising from Travel Costs purchased or paid by a customer of Carrier through use of a Card with a Transaction Date for such purchase or payment that is on or after the date of the commencement of the temporary cessation. In the event of temporary cessation of flight operations by Carrier, Bank will not be obligated to make any payments to Carrier on account of Sales Slips that were or are submitted to it by Carrier with respect to Pre-Cessation Travel Costs for a period of [REDACTED] months after the commencement of such temporary cessation.

8.                                      Methodology

“Gross Exposure” shall be calculated by the Bank on a daily basis as follows:

(a)                                  [REDACTED]

(b)                                 [REDACTED]

(c)                                  [REDACTED]

(d)                                 [REDACTED]

(e)                                  [REDACTED]

(f)                                    [REDACTED]

(g)                                 [REDACTED]

9.                                      Standby Letter of Credit

The amount of the Deposit which Bank may maintain pursuant to this Schedule 2 shall be decreased by the amount remaining to be drawn upon any valid and outstanding irrevocable standby letter of credit for the benefit of and expressly accepted by Bank, in its sole discretion, in lieu of maintaining the amount of the Deposit in the Required Amount under Section 4 of this Schedule 2. Any such letter of credit shall be in form and substance acceptable to Bank and issued by a financial institution acceptable to Bank, as determined by Bank in its sole discretion. The sum of the amount remaining to be drawn upon any valid and outstanding standby letter of credit and the amount of the Deposit maintained hereunder (“Aggregate Coverage”) shall at all times be no less than the Required Amount and Bank may withhold from payment to Carrier Reserved Funds in accordance with Section 4 of Schedule 2 to the extent necessary to cause Aggregate Coverage to be not less than the Required Amount. At such time as the Bank may no longer draw on the letter of credit, Bank may require that the Deposit equal the Required Amount.

Upon the occurrence of any event that gives rise to Bank’s right under this Agreement (i) to make demand on Carrier for payment to Bank, (ii) to apply amounts represented by the Deposit to obligations of Carrier under the Agreement or (iii) otherwise to retain and not pay to Carrier amounts paid to Bank by MasterCard International or the Visa System on account of Sales Slips submitted to Bank by Carrier, then Bank, at its option, may draw on any standby letter of credit issued for its benefit with respect to the Agreement without first taking any of the actions described in clauses (i), (ii) and (iii) above.

In addition to Bank’s rights as set forth above, Bank, at its option, may draw (in one or more draws) up to the lesser of (i) the amount equal to [REDACTED] of Gross Exposure less the amount of the Deposit on the date of any such draw or (ii) the full amount remaining undrawn on a standby letter of credit upon the occurrence of any one or more of the following events or as otherwise provided below: (a) commencement whether by or against Carrier, of any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law; (b) receipt by Bank of notification from the issuer of the standby letter of credit that such issuer has elected not to renew the standby letter of credit; (c) notification of termination of the Agreement by either party; or (d) a substantial number of the scheduled flights of Carrier fail to operate on any particular day.  In addition, Bank may draw upon the standby letter of credit pursuant to any other condition for draw provided in the standby letter of credit, and, in any event, on or after the thirtieth day prior to expiration of the standby letter of credit. No failure to draw, or delay in making a draw, on the standby letter of credit shall impair Bank’s right to draw thereon at a later time.

Carrier acknowledges that it has no interest in any proceeds of any draw on any letter of credit issued for the benefit of Bank and that upon any draw on any letter of credit, Bank shall be entitled to hold the proceeds thereof for payment of the Obligations under the Agreement and apply such proceeds in payment thereof as and when Bank deems appropriate. Bank shall have no obligation to remit to any person or entity any excess proceeds of any draw on the letter of credit until expiration of the period specified in Section 7 of this Schedule 2. In the event of any dispute between Carrier and the issuer of such letter of credit or any subrogee thereof, or any other person or entity with respect to entitlement to any proceeds of the letter of credit, Bank may retain all such proceeds until final resolution of such dispute by a court of competent jurisdiction, subject to Bank’s right to retain and apply proceeds in payment of the Obligations. In the event that Bank draws on the letter of credit and holds the proceeds thereof at a time when Carrier is conducting normal flight operations, Bank, at its option, may include such proceeds in its calculation of coverage for Gross Exposure and make remittances to Carrier in accordance with Section 4 of this Schedule 2 as if the proceeds were part of the Deposit.

ATTACHMENT 1
TO SCHEDULE 2
TO AGREEMENT

MONTHLY COMPLIANCE CERTIFICATE

This Monthly Compliance Certificate is being submitted pursuant to Section 2 of Schedule 2 of the Agreement dated as of December 31, 1999 (the “Agreement”) by and between Hawaiian Airlines, Inc. (“Carrier”) and U.S. Bank National Association (“Bank”). The undersigned, being the Chief Financial Officer of Carrier, hereby certifies that, to the best of his/her knowledge after reasonable investigation as of the date of this Certificate, the following are true and correct and were compiled from the books and records of the Carrier in accordance with the terms of the Agreement.

		Present Month	Immediately Preceding Month	Second Preceding Month

1.	Cash Reserves	$	$	$

	(a) Unrestricted Cash Balance	$	$	$

	(b) Total Cash Balance	$	$	$

2.	Available Seat Miles	$	$	$

3.	Revenue Passenger Miles	$	$	$

4.	Triggering Events No Triggering Event has occurred and is continuing except:

[Describe here any Triggering Event]

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Schedule 2 of the Agreement thereto.

Dated ,
HAWAIIAN AIRLINES, INC.

By
Its

ATTACHMENT 2
TO SCHEDULE 2
TO AGREEMENT

WEEKLY COMPLIANCE CERTIFICATE

This Weekly Compliance Certificate is being submitted pursuant to Section 2 of Schedule 2 of the Agreement dated as of December 31, 1999 (the “Agreement”) by and between Hawaiian Airlines, Inc. (“Carrier”) and U.S. Bank National Association (“Bank”). The undersigned, being the Chief Financial Officer of Carrier or a duly authorized representative thereof, hereby certifies that, to the best of his/her knowledge after reasonable investigation as of the date of this Certificate, the following are true and correct and were compiled from the books and records of the Carrier in accordance with the terms of the Agreement.

		Present Month	Immediately Preceding Month	Second Preceding Month

1.	Cash Reserves	$	$	$

	(a) Unrestricted Cash Balance	$	$	$

	(b) Total Cash Balance	$	$	$

2.	Available Seat Miles	$	$	$

3.	Revenue Passenger Miles	$	$	$

4.	Triggering Events No Triggering Event has occurred and is continuing except:

[Describe here any Triggering Event]

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in Schedule 2 of the Agreement thereto. This Weekly Compliance Certificate may be sent to Bank by e-mail (unsigned) at an e-mail address designed from time to time by Bank.

Dated ,
HAWAIIAN AIRLINES, INC.

By
Its